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                                                                   EX.99.B(5)(C)

                                   EXHIBIT F
                   THE EXPEDITION TAX-FREE MONEY MARKET FUND


     For all services rendered by Adviser hereunder. The Trust shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to .40% of 1% of the average daily net assets of the Fund.

     The fee shall be accrued daily at the rate of 1/365th of .40% of 1% applied to the daily net assets of the Fund.

     The advisory fee so accrued shall be paid to Adviser daily.

     Witness the due execution hereof this 1st day of April, 1998.


                                        Compass Bank



Attest: /s/ Tuyet Storm                 By:  /s/ Steve Brownlow
        -----------------------             -----------------------------------
                                        Title: Senior Vice President


                                        The Expedition Funds

Attest:  /s/ Donna M. Rafa              By:  /s/ Kevin Robins
        -----------------------------        ----------------------------------
                                        Title:  Vice President